CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made as of the 15th day of April, 2024 (the “Effective Date”)

BETWEEN:

Arvana Inc., corporation incorporated under the laws of Nevada whose principal address is 299 Main Street, 13th Floor, Salt Lake City, Utah, 84111 (“AVNI” or the "Company");

- and -

Social4orce Inc., a corporation incorporated under the laws of Ontario, Canada, having an office located at 2 Campbell Drive, Suite 820, Uxbridge, Ontario, Canada L9P 0A4 (“S4” or the “Consultant”)

RECITALS:

(a)	The Consultant offers expertise in global capital markets for emerging small cap public companies listed in Canada, Europe and the USA. The Consultant further offers expertise in technology-based startup companies with respect to developing and implementing strategy and tactics, operations, project management, business development, market awareness and capital markets. The Consultant also provides strategic consulting on marketing, sales, distribution, technology, direct to consumer sales, wholesale and retail distribution, pricing models, technology, and ecommerce. Specifically, strategy for consumer- packaged good product management, influencer marketing, social media strategies, content creation and engagement.
(b)	Company desires to retain the Consultant to undertake the Consultant duties and responsibilities hereinafter set out and the Consultant has agreed to provide such services on the terms set out in this Agreement.
(c)	The Consultant agrees to strictly adhere to the Market Awareness Promotions Policy stated in Schedule D if this Agreement.
(d)	The Consultant will not engage with any media companies or social media influencers that have been backlisted by the Company as stated in Appendix E to Schedule D.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency whereof, is hereby acknowledged), the parties agree as follows:

1. Engagement

Upon the terms and conditions set out in this Agreement, Company hereby agrees to engage the Consultant to perform the services specified herein (the “Services”) and the Consultant hereby accept such engagement.

2. Services

Services to be provided under this Agreement are as follows:

i.	Acting as Business Development and Marketing Consultant, will report to the CEO of the Company and work with the management team and Board of Directors.
ii.	Work with the CEO and Chairman of the Board on communication strategy and ensure that the implementation of this strategy occurs. Weekly meeting to discuss tactical execution, monthly planning of budgets, strategy, and overall quarterly reporting.
iii.	Directly assist management and other employees of the Company on all strategic matters as they relate to overseeing the growth of the Company’s Brand and expansion into additional Brands the Company intends to create.
iv.	Capital markets support such as guiding advice on IR contracts, and development of investment banking relations, analyst coverage, capital raising and market awareness.
v.	Provide status and progress reporting on the strategy implementation which includes content surveillance and monitoring for compliance.
vi.	Make introductions to potential institutional investors.
vii.	Assist in the development and execution of the media strategy for market awareness, creative content generation and monitoring of engagement. This includes the development of digital content and acquiring placement on media outlets, influencer marketing engagements, Ad placement in social media and on other media sites.
viii.	Assist in capital raising, government grant and loan proposals.
ix.	Assist in overall strategic advisory capacity on all aspects of the business.
x.	Provide investor and shareholder feedback accumulated from social media, financial media and direct phone calls.
xi.	Provide individual intelligence and recommend strategies for retention of existing shareholders and originating new shareholders.

3. Performance by the Consultant

The Consultant will perform the Services in a timely effective manner, honestly and in good faith, with a view to the best interests of the Company. The Consultant must strictly adhere to the Market Awareness Promotion Policy stated in Schedule D and has agreed herein through the execution of this Agreement.

4. Non-exclusivity of the Consultant

The Consultant will at all times use its best efforts to comply with any reasonable request made by the Company pursuant to the terms of this Agreement. Nothing in this Agreement will obligate the Consultant to accept any particular engagement, the performance of which is beyond the Consultant’s available skills and resources. The Company acknowledges other business activities of the Consultant and confirms that the Consultant may continue to pursue such activities, subject to the Consultant’s obligations under this Agreement relating to maintaining confidentiality and refraining from any and all potential conflicts of interest unless disclosed to and accepted by the Company.

5. Commencement of Engagement

The Consultant’s engagement hereunder will commence on April 15, 2024, and will continue unless terminated by either party on 30 days’ prior written notice.

6. Compensation

6.1.	The Company shall pay to the Consultant the sums and amounts as are more particularly set out in the attached Schedule A to this agreement where such amounts include consulting fees, marketing costs, paid publishing and distribution costs for the content to be initiated in the target markets internationally.
6.2.	Payment for work will be paid in accordance with Schedule A so capacity can be scheduled and committed.
6.3.	Option to renew is on a month-by-month basis. Approval to proceed for an additional month must occur before the 20th of the current month in order to schedule distribution capacity for the next month. Payment received by the 25th of the current month.
6.4.	Payment includes:

i. Paid distribution of PR content through international media sites and social media

ii. Overall content management and creation working with the Company's management team.

iii. Overall market management advising market makers, traders, and investors.

iv. Media planning and communication strategy.

The Consultant will render an invoice on the effective date of this Agreement and on the 20th of each month for subsequent months. Payment for subsequent months must be received by the 25th of each month. All applicable taxes shall be billed in addition to the Compensation.

7. Out-of-Pocket Expenses

The Company shall reimburse the Consultant for all expenses actually and properly incurred by it in connection with the performance of the Services hereunder, provided that such expenses are within the budget for such expenses as established by the Company from time to time. Such expenses shall include but are not limited to charges for long distance telecommunications, travel and mileage charges at the applicable rate established from time to time, meals and entertainment. For all such expenses, the Consultant shall furnish to the Company statements and vouchers as and when reasonably required by it.

8. Termination Provisions

This Agreement in whole or in part may be terminated by the non-insolvent or non- defaulting party forthwith by notice given to the other party if the other party:

(a)	is adjudged bankrupt or files a voluntary petition in bankruptcy or similar legislation for the relief of debtors or makes an assignment for the benefit of its creditors generally or if any proceedings for dissolution or winding- up are commenced (other than by way of voluntary winding-up or dissolution for the purposes of amalgamation or reconstruction) or a receiver or receiver-manager is appointed in respect of its undertaking or all or part of its assets, which matter is not vacated or discharged within 30 days;
(b)	fails to perform or otherwise breaches any of its obligations under this Agreement and the failure or breach is not remedied within 30 days after notice is given specifying the breach and the reasonable remedial action required; or
(c)	for Cause.

The term “Cause” as used herein means:

I. gross negligence;

II. gross insubordination;

III. chronic culpable absenteeism or lateness (other than for a disability under the Human Rights Code); and

IV. other conduct incompatible with continued services.

V. Non-compliance with the Market Awareness Promotion Policy attached herein in Schedule D including engagement with a Blacklisted Media Company or Social Media Influencer.

(d)	with written notice of termination before the monthly renewal, no later than the 20th of each month.

Termination will be without prejudice to any legal rights of the party delivering the notice of termination.

9. No Conflicts of Interest

During the term of this Agreement the Consultant will not engage in any business or other transaction or have any financial or other interest, direct or indirect, anywhere in the world which is incompatible with the performance by the Consultant of his duties and services under this Agreement, unless the prior written consent of the Company is obtained, which consent will not be unreasonably withheld or delayed.

10. Confidentiality and Indemnification

The Consultant acknowledges that it has executed, delivered to the Company and shall be bound by a counterpart of the Confidentiality Agreement, attached hereto as Schedule A, and the Indemnification Agreement in Schedule B and that such Confidentiality and Indemnification Agreement shall survive any termination or invalidity of this Consulting Services Agreement.

11. Mutual Representations and Warranties

Each party represents and warrants to the other that:

(a)	it has good and sufficient power, authority and right to enter into this Agreement; and
(b)	the entering into of this Agreement will not result in a material violation of:

(i) any agreement or other instrument to which it is a party or by which it is bound, or

(ii) any applicable law or regulation.

12. Entire Agreement

This Agreement and its Schedules constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements. This Agreement can only be modified by a writing signed by authorized representatives of both parties.

13. Assignment

Neither party may assign or delegate this Agreement or any of its rights or duties under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other party, except to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement. In addition, any permitted assignment by the Consultant will be subject to the Consultant’s permitted assignee or transferee agreeing in writing to comply with all the terms and restrictions contained in this Agreement. Any attempted assignment in violation of the provisions of this paragraph will be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. Severability

In the event any of the provisions of this Agreement shall be held invalid by a tribunal or competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

15. Waiver

The waiver of a breach of any term hereof shall in no way be construed as a waiver of any other term or breach hereof. One or more waivers of any right, obligation or default shall not be construed as a waiver of any subsequent right, obligation or default.

16. Interpretation

Headings are included in this Agreement for convenience of reference only and are not to affect its construction or interpretation.

Words importing the singular include the plural and vice versa, and words importing gender include all genders.

Unless otherwise noted, all amounts stated in this agreement are in the lawful currency of Canada.

This Agreement shall be governed by the laws in force in the state of Nevada applicable therein.

17. Execution in Counterparts

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

18. Notices

Any notice or communication to be given or made under this Agreement, including a notice to effect a change in a party's address for notice, must be in writing and addressed as follows:

(a) If to:

the Company:

Arvana Inc.

Address: 299 Main Street, 13th Floor, Salt Lake City, Utah, 84111

Attention: Ruairidh Campbell, Chief Executive Officer

Email: ruairidh@arvana.us

(b) If to the: Consultant: Social4orce Inc.

2 Campbell Drive, Suite 820

Uxbridge, Ontario, Canada, L9P 0A3

Attention: Gary Bartholomew, CEO, President

Email: gary@social4orce.com

And will be deemed to have been duly given or made on the earliest of the following:

(i) actual delivery;

(ii) 72 hours after being sent by commercial courier service; and

(iii) the day following which any electronic mail or facsimile message is sent.

The parties have executed this Agreement, intending to be legally bound as of the day and date above first written.

ARVANA INC.	SOCIAL4ORCE INC.

Per: /s/ Ruairidh Campbell	Per: /s/ Gary Bartholomew
Name: Ruairidh Campbell	Name: Gary Bartholomew
(CEO & President)	(President)

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Schedule A Schedule of Payments

Pursuant to the Consulting Agreement dated April 15, 2024, between Social4orce Inc. and Arvana Inc. the following schedule of payments further defines the obligations set out in the Agreement and forms a part thereof. The payments can only be made in cash if used for public company promotion and marketing to the investment community:

•	First Payment: Startup costs - Strategy development, messaging and content development. Included cap table, calls to major free trading shareholders, competitor analysis and market sentiment analysis on industry. Also included is web development and social media set up with correct content. Cost: $50,000 USD. Due at execution of this Agreement.
•	Second Payment: the Launch Campaign of up to $250,000 USD due upon agreement to start the Launch Campaign. External marketing will begin within two weeks of receipt of Funds. Further campaign funding will be assessed on a week-to-week basis and funded by the Company as agreed.
•	Budgets can range from $25,000 per month to $250,000 depending on upcoming events. Budgets can be discussed on a month-to-month basis, confirmed by the 20th of the then current month for the following month’s activities.
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Schedule B

Confidentiality and Proprietary Rights Agreement

In consideration of the engagement of SOCIAL4ORCE INC. (the “Consultant”) by Arvana Inc. (the “Company”), the Consultant acknowledges and agrees with the Company as follows:

Part I Confidential Information

1.  Protection of Confidential Information. The Consultant hereby acknowledges, understands and agrees that, whether it is developed by the Consultant or by others employed or engaged by or associated with the Company, all Confidential Information (as defined in paragraph 2 below) is the exclusive and confidential property of the Company and shall at all times be regarded, treated and protected as such as provided in this Agreement. Failure to mark any written material as confidential shall not affect the confidential nature of such written material or the information contained therein.

2.  Definition of Confidential Information. “Confidential Information” shall mean information, whether or not originated by the Consultant, which is used in the Company’s business and is proprietary to, about or created by the Company. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a)	work product resulting from or related to work or projects performed or to be performed by the Company, including but not limited to the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;
(b)	computer software of any type or form and in any stage of actual or anticipated development, including but not limited to programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;
(c)	information relating to Proprietary Items (as defined in paragraph 6 below) prior to any public disclosure thereof, including but not limited to the nature of the Proprietary Items, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);
(d)	internal the Company personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal; service and operational manuals, and the manner and method of conducting the Company’s business;
(e)	marketing and development plans, price and cost data, price and fee amounts, pricing and billing polices, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed; and
(f)	contracts and their contents, Company services, data provided by Company and the type, quantity and specifications of products and services purchased, leased, licensed or received by Company of the Company.
(g)	material non-public Company information.

3.  Exclusions from Confidential Information. “Confidential Information” shall not include information publicly known that is generally used by the Company, and the general skills and experience gained during the Consultant’s engagement by the Company which the Consultant could reasonably have been expected to acquire in similar engagement by other companies. The phrase “publicly known” shall mean readily accessible to the public in written publications. The burden of proving that information or skills and experience are not Confidential Information shall be on the party asserting such exclusion.

4.  Covenants Respecting Confidential Information. As a consequence of the Consultant’s acquisition of Confidential Information, the Consultant will occupy a position of trust and confidence with respect to the Company’s affairs and business. In view of the foregoing and of the consideration to be provided to the Consultant by the Company, the Consultant agrees that it is reasonable and necessary for it to make the following covenants regarding its conduct during and subsequent to its engagement by the Company. the Consultant hereby agrees as follows:

(a)	During and after its engagement by the Company, the Consultant will not disclose Confidential Information to any person or entity other than as necessary in carrying out the Consultant’s duties on behalf of the Company, without first obtaining the Company’s consent, and will take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. This prohibition against disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity, and the Consultant understands that such similarity does not excuse it from abiding by its covenants and other obligations under this Agreement.
(b)	During and after its engagement by the Company, the Consultant will not use, copy or transfer any Confidential Information other than as necessary in carrying out its duties on behalf of the Company, without first obtaining the Company’s consent, and will take all reasonable precautions to prevent inadvertent use, copying or transfer of any Confidential Information. This prohibition against the use, copying or transfer of Confidential Information includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services (including software in any form) which embody or are derived from Confidential Information, or exercising judgment or performing analysis based upon knowledge of Confidential Information.
(c)	During and after its engagement by the Company, Consultant will not trade in the Company’s securities while in possession of material non-public information or communicate such information to others who might trade on material non-public information. Consultant agrees to comply with all applicable securities laws and regulations, including the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder regarding insider trading. Consultant further agrees to take all necessary precautions to prevent unauthorized disclosure or use of material non-public information.
(d)	For a period of one year from the date of termination of its engagement by the Company, the Consultant will not serve, directly or indirectly, in any capacity for any person or entity which competes with the Company, if the loyal and complete fulfillment of the Consultant’s duties to such person or entity would inherently require that it use, copy or transfer Confidential Information.

Part II Proprietary Items

5.  The Company Ownership of Proprietary Items. The Consultant hereby acknowledges, understands and agrees that all Proprietary Items (as defined in paragraph 6 below) are and shall be the property of the Company.

6.  Definition of Proprietary Items. “Proprietary Items” shall mean all legally recognized rights which result from or are derived from the Consultant’s work product made for the Company or with knowledge, use or incorporation of Confidential Information. Proprietary Items include, but are not limited to, developments, inventions, designs, works of authorship, improvements and ideas, whether or not patentable or copyrightable, conceived or made by the Consultant or its employees (solely or in cooperation with others) during its engagement by the Company or which result from or are derived from the Company resources or which are reasonably related to the business operations or the actual or demonstrably anticipated research and development of the Company.

7.  Exclusions from Proprietary Items. “Proprietary Items” shall not include inventions for which no equipment, supplies, facility or trade secret information of the Company is used and which are developed by the Consultant entirely with its own resources, and (1) which do not relate to the business of the Company or the Company’s actual or demonstrably anticipated research and development, or (2) which do not result from any work performed by the Consultant for the Company.

8. Covenants Respecting Proprietary Items. The Consultant agrees to grant to the Company, without further compensation, all my right, title and interest in and to all Proprietary Items. The Consultant further agrees that the authorship by it or its employees of any such Proprietary Items which are copyrightable are hereby assigned to the Company without further compensation. The Consultant will secure from each of its employees a waiver of any and all moral rights to which he or she may be entitled under copyright legislation in respect of such copyrightable Proprietary Items. In order to permit the Company to claim, perfect and enforce its rights in and to Proprietary Items, the Consultant agrees:

(a)	to disclose promptly to the Company in confidence and in writing all Proprietary Items conceived or made by the Consultant or any of its employees (solely or jointly with others) during the term of its engagement by the Company;
(b)	for one year after the term of its engagement by the Company, to disclose promptly to the Company in confidence and in writing all items which relate to or are derived (in whole or in part) from Proprietary Items conceived or made by the Consultant or any of its employees (solely or jointly with others);
(c)	to comply with all of the Company’s reasonable instructions and to execute and procure all documents respecting Proprietary Items reasonably requested by the Company for the purpose of vesting, confirming, securing and assigning the Company’s or its nominee's right, title and interest therein and thereto, including patents and copyrights relating to Canada and other countries; and
(d)	to keep complete, accurate and authentic notes, reference materials, data and records of all Proprietary Items in the manner and form requested by the Company (which materials and all copies thereof are hereby agreed to be the property of the Company), to mark all such items as "confidential" and to surrender all such items to the Company at its request.

Part III General

9.  The Consultant’s Staff Members. As a condition of giving access to any Confidential Information to any member of his staff, the Consultant will require that such staff member sign an agreement to the same tenor as this Agreement, in such form as may be specified by the Company. The Consultant will furnish to the Company a signed copy of each such agreement.

10.  Binding Effect. This Agreement shall be binding on the Consultant and its successors.

11.  Governing Laws. This Agreement shall be governed by the laws in force in the state of Nevada.

12.  Other Agreements. This Agreement is supplemental to and separate from any agreement under which the Consultant is engaged by the Company. However, if there is any conflict or inconsistency between the provisions of such other agreement and this Agreement, the provisions of this Agreement will govern and prevail.

The Consultant has executed this Agreement intending to be legally bound, as evidenced by their signatures below and as of April 15, 2024:

SOCIAL4ORCE INC.

/s/ Gary Bartholomew

Name: Gary Bartholomew

Title: President

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SCHEDULE C

INDEMNITY AGREEMENT

In connection with the engagement of Social4orce inc. (“Consultant ”) to perform services in accordance with the Agreement of which this Schedule C forms an integral part, Arvana Inc. (hereinafter called the “Company”) hereby agrees to indemnify and hold harmless the Consultant , its affiliates, the respective shareholders, directors, officers, partners, agents and employees of the Consultant and its affiliates (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), to the full extent lawful, from and against all losses, (other than loss of profit) claims, damages, liabilities and expenses (including reasonable fees and disbursements of counsel on a solicitor / client basis) which are related to or arise out of actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company in the context of the Agreement, and the Company will reimburse any Indemnified Party for all expenses (including reasonable fees and disbursements of counsel on a solicitor / client basis) as they are incurred by the Consultant or such other Indemnified Party in connection with investigating, preparing or defending any such action or claim in connection with pending or threatened litigation in which any Indemnified Party is a party. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses which are finally judicially determined to have resulted primarily from the bad faith, negligence, misconduct or failure to comply with applicable laws or regulations of any Indemnified Party or the person seeking indemnification hereunder.

The Company also agrees that no Indemnified Party shall have any liability to the Company (whether direct or indirect, in contract, in tort or otherwise) for or in connection with the Agreement except for such liability for losses (other than loss of profit), claims, damages, liabilities or expenses incurred by the Company which is finally judicially determined to have resulted primarily from such Indemnified Party's bad faith, negligence, misconduct, breach of the terms of the engagement, or failure to comply with applicable laws or regulations.

The Company will assume the defence of any litigation or proceeding in respect of which indemnity may be sought hereunder, including the employment of counsel satisfactory to such Indemnified Party, acting reasonably, and the payment of the fees and disbursements of such counsel. In any such litigation or proceeding the defence of which the Company shall have assumed, any Indemnified Party shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such Indemnified Party unless the named parties to any such litigation or proceeding including one or more of the Company and the Indemnified Party and the representation of both parties by the same counsel in the written opinion of the Indemnified Party's counsel would be inappropriate due to actual or potential differing interests between them and provided, however, that the Company shall only be obligated to pay for one set of counsel for all Indemnified Parties (in addition to counsel retained by the Company). The Company shall not be liable for any settlement of any litigation or proceeding effected without its written consent, such consent not to be unreasonably withheld. If the Company assumes the defence of any litigation or proceeding, the Company will not, without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, settle or compromise or consent to the entry of any judgement in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceeding.

The foregoing shall be in addition to any rights that any Indemnified Party may have at common law or otherwise, including, but not limited to, any right to contribution. The Company hereby agrees to submit to the non-exclusive jurisdiction of the Courts in the State of Nevada in respect of any claim made by an Indemnified Party pursuant hereto.

Agreed and accepted this 15th day of April, 2024.

ARVANA INC.	SOCIAL4ORCE INC.

Per: /s/ Ruairidh Campbell	Per: /s/ Gary Bartholomew
Name: Ruairidh Campbell	Name: Gary Bartholomew
(CEO & President)	(President)

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SCHEDULE D

MARKET AWARNESS PROMOTIONS POLICY

Overview:

Arvana Inc. has adopted the highest standards of compliance and governance among the Board of Directors, Management and Employees. The Policies adopted to date include Board Mandates, Delegation Authority and Controls, Quarterly Reporting on Compliance, Audit and Timely Disclosure.

This document extends the compliance and code of conduct to the marketing, promotions, and public relations as it related to communication with Investors, potential Investors and Commercial markets (buyers of our products).

The Company has adopted the Best Practices for Issuers Policy issued by OTC Markets and referenced as Appendix A to Schedule D.

In addition, Appendix B to Schedule D references the OTC Markets Group Policy on Stock Promotion.

Appendix C to Schedule D is the petition to the SEC regarding SEC action to Protect the Investing Public from Unlawful and Deceptive Securities Promotions

Appendix D to Schedule D are examples of non-compliant promotional material developed without editorial controls in place by the Consultant and upon execution of this Consulting Agreement represent a breach of this agreement and subject to immediate termination.

Appendix E to Schedule D is the media companies and social media influencers that are backlisted from participating in any form of communication on behalf of the Company. This list may be updated as non-compliant activates are supported by such media firms or influencers.

Best Practices Summary:

1. Timely Disclosure: Materiality requires dissemination on a national newswire service covering both the USA and Canada. As a development stage company, in transition to growth stage, material can be as follows:

a.	Execution of a critical distribution or sales contract leading to revenue generation of greater than $500,000 on an annualized basis
b.	Execution of a financial obligation greater than $500,000 on an annualized basis, vendors, leases, capital equipment, purchase obligations
c.	All transactions involving the issuance of securities or assumption of debt financing.
d.	Changes in the Board of Directors, Officer or Executive Management
e.	Substantial change in business direction and strategy
f.	Corporate updates that represent development and execution of the business plan will be press released through a recognized national wire service. Such content will go through an internal approval process within the Company before distribution.

2. Due Diligence on Consultants: Company will be required to perform KYC and AML on any Consulting engagement and may include, but limited too:

a.	Standard KYC and AML requirements including articles of incorporation, bylaws, officers and director KYC, shareholder register certified
b.	Past client references that are relevant to this engagement
c.	Disclosure of any disciplinary action by any regulatory board
d.	Sample content creation written for past clients representative of this engagement
e.	Full execution of this Consulting Contract by two such officers of the Consultant.

3. Dispel Rumors through a press release: In the event of unusual market activity or information that has not been sanctioned by the Company, a press release will be distributing dispelling such rumors or addressing unusual market activity.

4. Fraudulent Promotional Campaigns: Under no circumstances will the Company partake in a fraudulent or misleading campaign. All marketing companies contracted by the Company will disseminate only information provided in a formally distributed press release. There will be no mention of future speculative stock, no assumptions of stock price potential. Past stock charts and trading may be referenced by source but may never lead a marketing campaign. Any content created must never start with reference to the stock and may only start with the description of the business as reference in the current and past press releases.

5. External Funding of Stock Promotion: Under no circumstances will the Consultant accept marketing funds from a third party. All activity will be fully funded by the Company, approved by the Company and content screened by the Company before it is posted.

6. Blacklisting Media Companies: In the event any marketing or media company, influencer or individual is found to be non-Compliant and upon 30 notices of non-compliance if failure to comply will result in Blacklisting. The Consultant will ensure sure such Blacklisted media company shall not be engaged or promote the Company. If failure to comply the Consultants contract will be terminated immediately for cause.

7. Investor Funded Promotion: Under no circumstances will the Company endorse, or support Investor funded promotion and the Consultant shall decline any such requests and report immediately the investor name to the Company. If the Consultant obtains knowledge of any promotion being funded by an Investor, it must be reported immediately to the Company and appropriate regulatory action will commence.

8. Know your client: It is the responsibility of the Consultant to perform due diligence on the independent companies and individuals that are being engaged by the Consultant. The Consultant should follow KYC policies that are internationally recognized.

9. Campaign Disclosure: The Consultant shall enforce disclosure of paid for promotion and all content created by media companies and influencers must reference this content as sponsored by the Company.

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Appendix A to Schedule D

OTC Markets - Best Practice for Issuers Stock Promotion

[Policy follows this page]

6

Appendix B to Schedule D

OTC Markets Group Policy on Stock Promotion.

[Policy follows this page]

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Appendix C to Schedule D

OTC Markets Petition for Unlawful Securities Promotions

[Policy follows this page]

8

Appendix D to Schedule D

Examples of non-compliant promotional material

[Example follows this page]

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Appendix E to Schedule D

Blacklist - Media companies and social media influencers

Blacklist Name	Description

1. Beat Penny Stocks	www.beatpennystocks.com
2. Legends Media	And all their affiliate sites

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